UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported): February 23, 2012

Sigma-Aldrich Corporation

(Exact Name of Registrant as Specified in Charter)

Delaware	000-08135	43-1050617
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3050 Spruce Street, St. Louis, Missouri 63103

(Address of Principal Executive Offices, Including Zip Code)

Registrant’s telephone number, including area code: (314) 771-5765

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions (see General Instruction A.2.):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 5 — Corporate Governance and Management

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Election of Certain Officers

On February 23, 2012, Sigma-Aldrich Corporation (the “Company”) announced the election of Jan A. Bertsch as Executive Vice President and Chief Financial Officer of the Company, effective March 5, 2012. A copy of the press release announcing the election of Ms. Bertsch is attached to this Current Report on Form 8-K as Exhibit 99.1.

Ms. Bertsch, age 55, served as Vice President and Controller for BorgWarner Inc. (“BorgWarner”), a product leader in highly engineered components and systems for vehicle powertrain applications worldwide, since 2011. Previously, from 2009 to 2011, she was Vice President and Treasurer of BorgWarner. From 2008 to 2009, Ms. Bertsch was Senior Vice President, Treasurer and Chief Information Officer for Chrysler Group, LLC and Chrysler LLC, and from 2006 to 2008, she was Chief Information Officer of Daimler Chrysler’s Chrysler Group and Mercedes Benz NAFTA organizations.

Pursuant to the terms of the Company’s offer letter, approved by the Compensation Committee of the Company’s Board of Directors, Ms. Bertsch’s initial annual base salary will be $450,000. She will receive an $18,000 automobile allowance per year. Ms. Bertsch will also receive the following two equity grants on or about her first day of employment with the Company: (i) 40,000 stock options that vest in three equal installments beginning on the first anniversary of her start date; and (ii) 12,000 time-based restricted stock units that vest in the form of Company common stock in two equal installments on the second and third anniversaries of her start date.

In addition, Ms. Bertsch is eligible for (i) annual incentive awards under the Sigma-Aldrich Corporation Cash Bonus Plan with a target award of 65% of her annual base salary and (ii) annual participation in the Sigma-Aldrich Corporation Long-Term Incentive Plan (“LTIP”) with a target award equal to approximately $800,000. The annual incentive award payout will depend both on Ms. Bertsch’s individual performance and the Company’s financial performance. The LTIP award is split equally between (a) stock options, which vest in three equal installments beginning on the first anniversary of the grant date and (b) performance shares, which vest in the form of Company common stock based on the Company’s financial performance over a three-year performance period.

Ms. Bertsch will be eligible to participate in the Sigma-Aldrich Supplemental Retirement Plan and Sigma-Aldrich Corporation 2005 Flexible Deferral Plan, subject to the terms of the respective plans. A brief description of such plans is set forth on pages 30-31 and 40-42 of the Company’s Definitive Proxy Statement on Schedule 14A dated March 14, 2011, for the Company’s Annual Meeting of Shareholders held on May 3, 2011 (the “Proxy Statement”). In addition, Ms. Bertsch will receive relocation assistance in accordance with the Company’s standard executive relocation policy and be eligible for additional employee benefits consistent with those received by the Company’s other employees.

In connection with the commencement of Ms. Bertsch’s employment (or soon thereafter), it is expected she will enter into (i) an Indemnification Agreement with the Company in substantially the same form executed by the Company’s other senior executives, a copy of which was previously filed as Exhibit 10(a) to the Company’s Current Report on Form 8-K filed November 16, 2010 (the “8-K”), and (ii) a Change in Control Agreement with the Company in substantially the same form executed by the Company’s other senior executives, a copy of which was previously filed as Exhibit 10(b) to the 8-K, and described on pages 31-32 and 43-44 of the Proxy Statement.

Cessation of Duties of Certain Officers

On March 5, 2012, concurrent with the effective date of the election of Ms. Bertsch, Kirk A. Richter, Vice President, Treasurer and Interim Chief Financial Officer of the Company, will cease to be interim Chief Financial Officer. Mr. Richter will remain Vice President and Treasurer of the Company.

Section 9 — Financial Statements and Exhibits

Item 9.01 Financial Statements and Exhibits.

Exhibit No.	Description

99.1	Press release dated February 23, 2012 announcing election of Jan A. Bertsch to the position of Executive Vice President and Chief Financial Officer of Sigma-Aldrich Corporation

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SIGMA-ALDRICH CORPORATION

Date: February 23, 2012	By:	/s/ George L. Miller
George L. Miller Senior Vice President, General Counsel and Secretary

Exhibit Index

Exhibit No.	Description

99.1	Press release dated February 23, 2012 announcing election of Jan A. Bertsch to the position of Executive Vice President and Chief Financial Officer of Sigma-Aldrich Corporation